Exhibit 99.2

ACI Worldwide 6060 Coventry Drive Elkhorn, NE 68022-6482 United States

T +1 402 390 7600 www.aciworldwide.com
July 26, 2011
Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
Attn: John Spiegel, Chairman of the Board
Gentlemen:
We are pleased to submit the following proposal by which ACI Worldwide, Inc. and S1 Corporation would combine to create a leading global enterprise payments company. We propose to acquire 100% of the issued and outstanding common stock of S1 in a cash and stock transaction valued at $9.50 per share. This equates to a 33% premium to S1’s closing market price on July 25, 2011, a 32% premium to S1’s 90-day volume weighted average price and a 23% premium to S1’s 52-week high. Our proposal is being made pursuant to and in accordance with the superior offer provisions you provided for in your June 26, 2011 merger agreement with Fundtech Ltd.
Given the overlapping shareholder base of our companies, we believe that a cash and stock transaction is ideal for all stakeholders, as it provides a mix of immediate value, tax efficiency and the ability to benefit from significant synergies. Accordingly, the form of consideration in our proposal consists of 40% in ACI stock and 60% in cash. In addition, our proposal includes a cash election feature, subject to proration, designed to provide your shareholders with the optimal consideration of cash and/or stock for their individual circumstances and preferences. Upon completion of our proposed transaction and based on the most recent closing price of ACI’s common stock, S1 shareholders would own approximately 15% of the combined company on a fully diluted basis.
We believe the combination of ACI and S1 provides specific tangible benefits to the combined shareholders, including, among others:
•	Combination of complementary products and expanded customer bases, providing a rich set of capabilities and a broad portfolio of products to serve customers across the entire electronic payments spectrum;

•	The creation of an approximate $100 million in revenue hosting business serving our collective customer base with enhanced margins due to the consolidation of fixed infrastructure;

•	Expanded presence in high-growth international markets and additional capabilities with respect to ACI’s retailer payments and online banking solutions;

July 26, 2011
Page Two
•	Substantial synergy opportunities by leveraging ACI’s established global cost structure, eliminating redundant operating expenses and consolidating our on-demand operations and facilities; and

•	Strong financial profile with full year earnings accretion in 2012.
We believe that our premium stock and cash proposal is both financially and strategically superior to your proposed transaction with Fundtech. Our proposal offers substantially greater current financial value to S1 shareholders in the form of a meaningful premium to the current stock price and a clearer, more expedient path to value creation over the long-term through the realization of significant synergies, with less risk and uncertainty than the Fundtech transaction. Additionally, our proposed combination creates a more diverse, long-term shareholder base for the pro forma company.
Our proposal contemplates that, following the completion of the transaction, S1 shareholders would have a meaningful ownership stake in ACI, which has:
•	Produced a shareholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	Increased 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	Driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	Increased Adjusted EBITDA margin to 21% in 2010, from 7% in 2007.
Not only have we executed our historical business plan, as evidenced by our strong second quarter earnings, we have raised our 2011 guidance and are firmly committed to achieving our five-year strategy.
Our proposal includes committed financing from Wells Fargo Bank, N.A. for the cash portion of the transaction. As such, the proposed transaction is not subject to any financing condition. In addition, we have completed a review of applicable regulatory requirements and, while we do not expect any issues to delay closing, our merger agreement contains appropriate undertakings by us to assure HSR clearance.
Our proposal is subject to the negotiation of a mutually acceptable definitive merger agreement, a draft of which we are including as part of our proposal. Consummation of the transaction is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. You will see that our draft is the same as the Fundtech merger agreement except for changes required in order to effect our transaction. We are prepared to promptly conclude our confirmatory due diligence and to give you and your representatives immediate due diligence access to us.
We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of your Fundtech merger agreement as it is more favorable to S1 shareholders from a financial point of view than the Fundtech transaction, and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal. Accordingly, we believe that you must, consistent with the Fundtech merger agreement, provide us with confidential information and participate in discussions and negotiations with us to finalize a transaction.

July 26, 2011
Page Three
We stand ready and willing to promptly engage with S1 on this transaction, so that together we can effect a transaction that benefits both companies’ shareholders. That said, we are committed to making this transaction a reality.
Our Board of Directors has unanimously approved the submission of this proposal. We and our financial and legal advisors are prepared to move forward immediately with you and your advisors to finalize a mutually beneficial agreement, and make the combination of S1 and ACI a reality, for the benefit of both companies’ shareholders.
We look forward to hearing from you.
Sincerely,
Philip G. Heasley

President and CEO
ACI Worldwide, Inc.
Enclosures

^
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
^[PARENT],

^
[MERGER SUB] and
^[COMPANY]
Dated as of ^August [•], 2011
^

Page
ARTICLE I. DEFINITIONS	2
1.1 Certain Defined Terms	2
ARTICLE II. PLAN OF MERGER	^10
2.1 The Merger	^10
2.2 Effective Time; Closing Date	^11
2.3 Effects of the Merger	^11
2.4 Proration of Merger Consideration	12
2.5 Election Procedures; Allocation of Merger Consideration	14
^2.6 Surrender of Certificates	^15
^2.7 Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares	^18
^2.8 Stock Options; SARs; Restricted ^Stock	^18
^2.9 ^Certificate of Incorporation, By-Laws and Directors and Officers of the Surviving Corporation	^19
^2.10 Taking of Necessary Action; Further Action	^20
^
^2.11 Tax Treatment	20
2.12 Appraisal Rights/Dissenting Shares	20
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	21
3.1 Organization, Standing and Power	21
3.2 Company Subsidiaries	21
3.3 Authority; Execution and Delivery; Enforceability	21
3.4 Capital Structure	22
3.5 No Conflicts; Consents	23
3.6 SEC Documents; Undisclosed Liabilities	24
3.7 Absence of Certain Changes or Events	25
3.8 Material Contracts	25
3.9 Intellectual Property	26
3.10 Certain Business Practices	29
3.11 Takeover Laws	29
3.12 Taxes	29

Page
3.13 Benefit Plans	30
3.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters	31
3.15 Labor and Employment Matters	34
3.16 Litigation	34
3.17 Compliance with Applicable Laws	34
3.18 Brokers	34
3.19 Opinion of Financial Advisor	34
3.20 Vote Required	35
3.21 Related Party Transactions	35
3.22 ^Insurance	35
^
^
^3.23 Environmental Matters	^35
^3.24 No Additional Representations and Warranties	36
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	^36
4.1 Organization, Standing and Power	^36
4.2 Parent Subsidiaries	37
4.3 Authority; Execution and Delivery; Enforceability	37
4.4 Capital Structure	^37
4.5 No Conflicts; Consents	39
4.6 SEC Documents; Undisclosed Liabilities	^39
4.7 Absence of Certain Changes or Events	^41
4.8 Material Contracts	^41
4.9 Intellectual Property	^41
4.10 Certain Business Practices	^44
4.11 Takeover Laws	45
4.12 Taxes	^45
4.13 Benefit Plans	^46
4.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters	^46

-ii-

(continued)

Page
4.15 Labor and Employment Matters	^49
4.16 Litigation	^49
4.17 Compliance with Applicable Laws	^49
4.18 Brokers	^49
^
^
^
^4.19 Issuance of Parent Common Stock	^50
4.20 Funds	50
^4.21 Related Party Transactions	^50
^4.22 Insurance	51
^4.23 Environmental Matters	51
^4.24 No Additional Representations and Warranties	^51
ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS	52
5.1 Conduct of Business by the Company	52
5.2 Conduct of Business by Parent	^54
ARTICLE VI. ADDITIONAL AGREEMENTS	^57
6.1 Proxy Statement/Prospectus; Parent Stockholders Meeting; Other Filings	^57
^
^6.2 Notification	^59
^
^6.3 Confidentiality; Access to Information	^59
^6.4 Non-Solicitation by the Company	^60
^
^6.5 Reasonable Best Efforts	^62
^6.6 Public Disclosure	^64
^6.7 Takeover Laws	^65
^6.8 Indemnification	^65
^6.9 Nasdaq Listing	^66
^6.10 Employee Matters	^66

-iii-

(continued)

Page
^6.11 Section 16 Matters	^67
^6.12 Stockholder Litigation	^68
6.13 Obligations of Merger Sub	68
6.14 Financing	68
6.15 Comfort Letters	69
6.16 ^Tax-Free Reorganization	^69
^
ARTICLE VII. CONDITIONS TO THE MERGER	^69
7.1 Conditions to Obligations of Each Party to Effect the Merger	^69
7.2 Additional Conditions to the Obligations of the Company	^70
7.3 Additional Conditions to the Obligations of Parent and Merger Sub	^71
ARTICLE VIII. TERMINATION	^72
8.1 Termination	^72
8.2 Notice of Termination; Effect of Termination	^74
8.3 Fees and Expenses	^74
ARTICLE IX. GENERAL PROVISIONS	^77
9.1 Non-Survival of Representations and Warranties	^77
9.2 Notices	^77
9.3 Construction	^78
9.4 Headings; Table of Contents	^78
9.5 Mutual Drafting	^78
9.6 Disclosure Schedules	^78
9.7 Counterparts; Facsimile and Electronic Signatures	^79
9.8 Entire Agreement; Third Party Beneficiaries	^79
9.9 Amendment	^79
9.10 Severability	^79
9.11 Remedies; Specific Performance	^80
9.12 Assignment	^80
9.13 Applicable Law	^80
9.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS	^80

-iv-

(continued)

Page
9.15 WAIVER OF JURY TRIAL	^81

-v-

Page
EXHIBITS

Exhibit A	—	Form of Surviving Corporation Certificate ^of Incorporation
^

^

Exhibit ^B	—	Form of ^Surviving Corporation By-Laws

Draft of July 26, 2011
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of ^August [•], 2011 by and among ^[Parent], a Delaware corporation (“Parent”), ^[Merger Sub] a Delaware limited liability company ^and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and ^[Company], a Delaware corporation (the “Company”). Capitalized terms in this Agreement shall have the meanings ascribed to them as provided in Section 1.1.
WITNESSETH:
     WHEREAS, the Boards of Directors of Parent, the Company, and Merger Sub^, have each determined that it is in the best interests of their respective ^stockholders^ for Parent and the Company to enter into a business combination transaction upon the terms and subject to the conditions of this Agreement whereby ^the Company will merge (such merger, the “Merger”) with and into ^Merger Sub, and, upon the effectiveness of the Merger^ and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company will cease to exist, ^Merger Sub as the surviving corporation in the Merger will become a wholly-owned Subsidiary of Parent, and the Company Shares will be ^converted into the right to receive the Merger Consideration as set forth in Section 2.3(a);
     WHEREAS, (i) the Board of Directors of the Company has determined in good faith after consultation with outside legal counsel and a financial advisor that the Merger and the other transactions contemplated by this Agreement constitute a Parent Superior Offer (as defined in and pursuant to the Agreement and Plan of Merger, dated as of June 26, 2011, to which the Company is a party (the “Prior Merger Agreement”)) and has determined that the failure to terminate the Prior Merger Agreement in order to enter into this Agreement would be reasonably likely to result in a breach of its fiduciary duties under applicable Law and that it is in the best interests of the Company and its stockholders that the Company should terminate the Prior Merger Agreement and (ii) the Company has terminated the Prior Merger Agreement and paid the termination fee payable in connection with such termination, each in accordance with the terms of the Prior Merger Agreement;
     WHEREAS, the Board of Directors of the Company: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its ^stockholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the ^stockholders of the Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement;
     WHEREAS, the Board of Directors of Parent has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Parent or Merger Sub to its respective creditors existing as of immediately prior to the Effective Time^ and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and^
     WHEREAS, the Board of Directors of Merger Sub has by unanimous written consent: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and its ^stockholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time^ and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement^.
     ^NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1
     ^
     “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Antitrust Laws” means any antitrust, competition or trade regulatory Law of any Governmental Entity.
     ^
     ^
     “Blue Sky Laws” shall have the meaning set forth in Section 3.5(b).
     “Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York ^are authorized by Law or executive order to be closed.
     “^Cash Election” shall have the meaning set forth in Section ^2.5(^b).
     “Cash Election Share” shall have the meaning set forth in Section 2.3(a)(i).
     “Cash Price Per Share” shall have the meaning set forth in Section 2.3(a)(i).

     “Cash Proration Factor” shall have the meaning set forth in Section 2.4(c)(ii).
     “Certificate^” shall have the meaning set forth in ^Section 2.6(c).
     “^Certificate of Merger” shall have the meaning set forth in Section 2.2.
     “Closing^” shall have the meaning set forth in Section 2.2.
     “^Closing Date” shall have the meaning set forth in Section ^2.2.
     ^
     “Code” shall have the meaning set forth in Section 2.6(g).
     “Company” shall have the meaning set forth in the Preamble.
     ^
     “Company Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Company Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.
     “Company Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of the outstanding Company Shares; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company; or (e) any combination of the foregoing (in each case, other than the Merger).
     “Company Change of Recommendation” shall have the meaning set forth in Section ^6.4(d).
     “Company Charter Documents” shall have the meaning set forth in Section 3.1.
     ^
     “Company D&O Policy” shall have the meaning set forth in Section ^6.8(b).
     ^
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement.

     “Company Employee” means any current, former or retired employee, officer or director of the Company or any of its Subsidiaries.
     “Company Employee Plans” shall have the meaning set forth in Section 3.13.
     “Company Employment Agreements” shall have the meaning set forth in Section 3.13.
     “Company ERISA Affiliate” shall have the meaning set forth in Section 3.14(a).
     “Company ^Information” shall have the meaning set forth in Section ^6.1(a).
     “Company Insiders” shall have the meaning set forth in Section 6.11.
     “Company International Employee Plan” shall have the meaning set forth in Section 3.13.
     “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
     “Company Material Contracts” shall have the meaning set forth in Section 3.8.
     “Company ^Pension Plans” shall have the meaning set forth in Section ^3.14(a).
     “Company ^Preferred Stock” shall have the meaning set forth in Section ^3.4(a).
     “Company Recommendation” shall have the meaning set forth in Section 3.3(b).
     “Company SEC Documents” shall have the meaning set forth in the preamble to Article III.
     “Company Shares” shall have the meaning set forth in Section 2.3(a).
     “Company Software Products” means all Software products developed and owned by the Company or any of its Subsidiaries that are (i) offered for license by the Company or its Subsidiaries, or (ii) used in the conduct of their respective businesses.
     “Company Stock Option” shall have the meaning set forth in Section ^2.8(a).
     “Company Stockholder Approval” shall have the meaning set forth in Section 3.3(a).
     “Company Stockholders Meeting” shall have the meaning set forth in Section 6.1(b).
     “Company Superior Offer” means a bona fide written Company Acquisition Proposal (for purposes of this definition, replacing all references in such definition to twenty percent (20%) with fifty percent (50%)) that the Board of Directors of the Company or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to the Company’s ^stockholders than the Merger and the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii) taking into account all financial, regulatory, legal and other aspects of such Company Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the Company Termination Fee.
     “Company Systems” shall have the meaning set forth in Section 3.9(f).
     “Company Termination Fee” means a fee payable by the Company in the amount of $^21.5 million.
     “Contract” shall have the meaning set forth in Section 3.5(a).
     ^
     “DGCL” shall have the meaning set forth in ^the Preamble.
     “Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.
     “Dissenting Shares” shall have the meaning set forth in Section 2.12(a).
     “Divested Revenues” shall have the meaning set forth in Section 6.5(e).
     “Divestiture Action” shall have the meaning set forth in Section 6.5(e).
     “DLLCA” shall have the meaning set forth in the Preamble.
     “DOJ” means the United States Department of Justice.
     “^DOL” means the United States Department of ^Labor.
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “Election” shall have the meaning set forth in Section 2.5(b).
     “Election Deadline” shall have the meaning set forth in Section 2.5(c).
     “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) any Environmental Law or any permit issued pursuant to any Environmental Law.
     “Environmental Laws” means any and all Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing.

     “ERISA” means the United States Employee Retirement Income Security Act of 1974.
     “Exchange Act” means the United States Securities Exchange Act of 1934.
     “Exchange ^Ratio” shall have the meaning set forth in Section ^2.3(a) (iii).
     “Exchange ^Agent” shall have the meaning set forth in Section ^2.6(^a).
     “Exchange ^Fund” shall have the meaning set forth in Section ^2.6(^b).
     “Financing Commitments” shall have the meaning set forth in Section 4.20.
     “Form of Election” shall have the meaning set forth in Section 2.5(a).
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any United States federal, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     ^
     “Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     ^
     “Insured Parties” shall have the meaning set forth in Section ^6.8(b).
     “Intellectual Property” means any and all intellectual property or proprietary rights throughout the world, including all (i) trademarks, service marks, trade names, Internet domain names, web sites, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing; (ii) inventions (whether or not patentable or reduced to practice), patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (iii) works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights, and mask works and all registrations and applications for registration of the foregoing; (iv) Software; (v) trade secrets, know-how, technology, processes, designs, algorithms, methods, formulae, and other confidential and proprietary information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans); and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     ^
     “IRS” means the United States Internal Revenue Service.
     ^
     ^
     ^
     ^
     “Knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the chief executive officer, the president, the chief financial officer or the general counsel of such party.
     “Law” means any statute, law (including common law), ordinance, rule or regulation or any judgment, decree, injunction or other order.
     “Liens” shall have the meaning set forth in Section 3.2(a).
     “LT” shall have the meaning set forth in Section 2.5(a).
     “Mailing Date” shall have the meaning set forth in Section 2.5(a).
     “Material Adverse Effect” means, with respect to any party hereto, any event, change, effect, development, condition or occurrence that (I) is materially adverse on or with respect to the business, financial condition or continuing results of operations of the such party and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States^ or elsewhere in the world or the industry or industries in which such party or its Subsidiaries operate generally, or (b) resulting from or arising out of (i) the pendency or announcement of or compliance with this Agreement or the transactions contemplated hereby, (ii) any departure or termination of any officers, directors, employees or independent contractors of such party or any of its Subsidiaries, (iii) any changes in GAAP, Law or accounting standards or interpretations thereof, (iv) any natural disasters or weather-related or other force majeure event, (v) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any change in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), or (viii) any action, suit or other legal proceeding brought by ^stockholders of such party arising from or relating to the Merger or the transactions contemplated by this Agreement, to the extent, in each of clauses (a) and (b)(iii), that such event, change, effect, development, condition or occurrence does not affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries and geographic region or territory in which such party and its Subsidiaries operate; or (II) would prevent or materially delay such party from consummating the transactions contemplated by this Agreement or otherwise prevent or materially delay such party from performing its obligations under this Agreement.
     “Merger” shall have the meaning set forth in the Preamble.
     “Merger Consideration” shall have the meaning set forth in Section 2.3(a).
     ^
     “Merger Sub” shall have the meaning set forth in the Preamble.
     “Nasdaq” shall mean the Nasdaq Stock Market.
     ^
     “Non-Disclosure Agreement” shall have the meaning set forth in Section ^6.3.
     ^
     “Non-Election Shares” shall have the meaning set forth in Section 2.5(c).
     “Notice Period” shall have the meaning set forth in Section 6.4(e).
     “Open Source Software” means any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL); or under any other license that purports to require one to (i) require, or condition the use, license or distribution of any software on, the disclosure, licensing or distribution of any source code and/or (ii) permit any licensee of any software to modify any source code relating to such software.
     ^
     “Option Consideration” shall have the meaning set forth in Section 2.8(a).
     “Other Filings” shall have the meaning set forth in Section 6.1(^c).
     “Parent” shall have the meaning set forth in the Preamble.
     ^

     ^
     ^
     ^
     “Parent Certificate” shall have the meaning set forth in Section 4.1.
     “Parent Charter Documents” shall have the meaning set forth in Section 4.1.
     “Parent Common Stock” means the common stock, par value $^0.005 per share, of Parent.
     ^
     “Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement.
     “Parent Employee Plans” shall have the meaning set forth in Section 4.13.
     “Parent Employment Agreements” shall have the meaning set forth in Section 4.13.
     “Parent ERISA Affiliate” shall have the meaning set forth in Section 4.14(a).
     “Parent Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries.
     “Parent International Employee Plan” shall have the meaning set forth in Section 4.13.
     “Parent Material Contracts” shall have the meaning set forth in Section 4.8(a).
     “Parent Pension Plans” shall have the meaning set forth in Section 4.14(a).
     “Parent Preferred Stock” shall have the meaning set forth in Section 4.4(a).
     “Parent SEC Documents” shall have the meaning set forth in the preamble to Article IV.
     “Parent ^Share Election” shall have the meaning set forth in Section ^2.5(b).
     “Parent ^Share Election Share” shall have the meaning set forth in ^Section 2.3(a)(iii).
     “Parent Software Products” means all Software products developed and owned by Parent or any of its Subsidiaries that are (i) offered for license by Parent or its Subsidiaries, or (ii) used in the conduct of their respective businesses.
     “Parent Stock Options” shall have the meaning set forth in Section ^4.4(b).
     ^~~Stockholders Meeting” shall have the meaning set forth in Section 6.1(b).~~

     ^
     “Parent Systems” shall have the meaning set forth in Section 4.9(f).
     “Parent Termination Fee” means a fee payable by Parent in the amount of $^21.5 million.
     “Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice; (c) arising from licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money; or (d) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property.
     “Person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.
     “Post-Merger Employees” shall have the meaning set forth in Section ^6.10(a).
     “Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.1(a).
     “^Record Date” shall have the meaning set forth in Section ^2.5(a).
     “Registration Statement” means the registration statement on Form S-4 (or similar successor form) in connection with the issuance of Parent Common Stock in the Merger, and any amendments or supplement thereto.
     “Related Person” means, with respect to any party, an employee, officer, director, holder of more than five percent (5%) of the equity securities of such party, partner or member of such party or of any of such party’s Subsidiaries and any member of his or her immediate family or any of their respective Affiliates.
     “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
     “Representatives” of any Person shall mean such Person’s accountants, consultants, legal counsel, financial advisors and agents and other representatives.
     “^SARs” shall have the meaning set forth in Section ^2.8(^b).
     “SARs Consideration” shall have the meaning set forth in Section 2.8(b).
     “SEC” means the United States Securities and Exchange Commission.

     “Section 16 Information” shall have the meaning set forth in Section ^6.11.
     ^
     ^
     “Securities Act” means the United States Securities Act of 1933.
     “Share ^Election Number” shall have the meaning set forth in ^Section 2.4(a).
     ^
     “Significant Company Subsidiary” means any Subsidiary of the Company that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.
     “Significant Parent Subsidiary” means any Subsidiary of Parent other than Merger Sub that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.
     “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) documentation, manuals, specifications and training materials relating to the foregoing.
     “Stock Price Per Share” shall have the meaning set forth in Section 2.3(a)(iii).
     “Stock Proration Factor” shall have the meaning set forth in Section 2.4(b)(ii).
     “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such Person (either alone or through or together with one or more of it Subsidiaries) (a) owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity or (b) otherwise owns, directly or indirectly, an amount of voting securities sufficient to elect at least a majority of the board of directors or other governing body of such legal entity.
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     ^
     “Tax Return” means all federal, state, local, provincial and non-United States Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

     “Taxes” means taxes, governmental fees or like assessments or charges, whenever created or imposed, and whether of the United States^ or elsewhere, and whether imposed by a local, municipal, governmental, state, non-United States, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.
     ^
     ^
     “Termination Date” shall have the meaning set forth in Section 8.1(b)(i).
     “Uncertificated Shares” shall have the meaning set forth in Section ^2.6(c).
     “Voting Company Debt” shall have the meaning set forth in Section 3.4(a).
     “Voting Parent Debt” shall have the meaning set forth in Section 4.4(a).
     ^
ARTICLE II.
PLAN OF MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ^DGCL and the DLLCA, at the Effective Time, ^the Company shall be merged with and into ^Merger^ Sub. As a result of the Merger, the separate corporate existence of ^the Company shall cease and ^Merger Sub shall continue as the Surviving Corporation (the “Surviving Corporation”) and shall ^become a wholly-owned direct Subsidiary of Parent^.
     2.2 Effective Time; Closing Date. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ^Jones Day, 222 East 41st Street, New York, New York ^10017, at 9:00 a.m. (local time) on the date that is the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions which by their terms are to be satisfied or waived as of the Closing but subject to the satisfaction or waiver thereof), ^or at such other time, date or location as the parties hereto shall mutually agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On or before the Closing Date, ^the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the ^relevant provisions of the DGCL and the DLLCA (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time^”).
     2.3 Effects of the Merger. At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

          (a) Conversion of Company Shares. ^Subject to Section 2.4, each share of common stock, par value $0.01 per share, of the Company (collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time^ (other than Company Shares to be canceled pursuant to Section 2.3(b)^ and any Dissenting Shares) shall automatically be converted into ^the right to receive ^the following, payable without interest (collectively, the “Merger Consideration”)^, upon surrender, in the manner provided in Section 2.6, of the certificate that formerly evidenced such Company Share:
          (i) for each such Company Share with respect to which a Cash Election has been effectively made and not revoked, and that is not deemed converted into the right to receive the Stock Price Per Share pursuant to Section 2.4(b) (each a “Cash Election Share”), the right to receive an amount equal to $[__] in cash without interest (the “Cash Price Per Share”);
          (ii) for each Non-Election Share that is not deemed converted into the right to receive the Stock Price Per Share pursuant to Section 2.4(b), the right to receive the Cash Price Per Share; and
          (iii) for each Company Share with respect to which a Parent Share Election has been effectively made and not revoked, and that is not deemed converted into the right to receive the Cash Price Per Share pursuant to Section 2.4(c) (a “Parent Share Election Share”), the right to receive [___] (the “Exchange Ratio”) shares of Parent Common Stock (the “Stock Price Per Share”).
          (b) Parent-Owned Stock and Stock Held in Treasury. Each Company Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.
          (c) Capital Stock of Merger Sub. Each ^share^ of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable ^share^ of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.
          (d) Adjustments to Merger Consideration. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.
          (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder ^of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price per share of Parent Common Stock for the five (5) consecutive days that Parent Common Stock has traded ending on and including the second trading day immediately prior to the Effective Time as reported on Nasdaq. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.
     2.4 Proration of Merger Consideration.
          (a) The number of Company Shares to be converted into the right to receive the Stock Price Per Share at the Effective Time will equal [________] Company Shares (including restricted Company Shares) (as may be adjusted pursuant to Section 2.4(d), the “Share Election Number”). If the aggregate number of Parent Share Election Shares is equal to the Share Election Number, then each Company Share (other than Company Shares to be canceled pursuant to Section 2.3(b) and any Dissenting Shares) will be converted into the Merger Consideration provided for with respect to such Company Share in Section 2.3(a).
          (b) If the aggregate number of Parent Share Election Shares is less than the Share Election Number, then:
          (i) each Parent Share Election Share (other than Shares to be canceled pursuant to Section 2.3(b) and any Dissenting Shares) will be converted into the right to receive the Stock Price Per Share;
          (ii) a stock proration factor (the “Stock Proration Factor”) will be determined by dividing (A) the excess of the Share Election Number over the total number of Parent Share Election Shares by (B) the total number of Cash Election Shares and Non-Election Shares;
          (iii) a number of Cash Election Shares and Non-Election Shares of each stockholder equal to the product of (A) the Stock Proration Factor and (B) the total number of Cash Election Shares and Non-Election Shares of such holder (rounded up to the nearest whole number), will be converted into the right to receive the Stock Price Per Share (and a Parent Share Election will be deemed to have been made with respect to such Shares); and
          (iv) each Cash Election Share and Non-Election Share of each stockholder as to which a Parent Share Election is not deemed made pursuant to Section 2.4(b)(iii) (other than Shares to be canceled pursuant to

Section 2.3(b) and any Dissenting Shares) will be converted into the right to receive the Cash Price Per Share.
          (c) If the aggregate number of Parent Share Election Shares is greater than the Share Election Number, then:
          (i) each Cash Election Share and Non-Election Share (other than Shares to be canceled pursuant to Section 2.3(b) and any Dissenting Shares) will be converted into the right to receive the Cash Price Per Share;
          (ii) a cash proration factor (the “Cash Proration Factor”) will be determined by dividing (A) the excess of the Parent Share Election Shares over the Share Election Number by (B) the total number of Parent Share Election Shares;
          (iii) a number of Parent Share Election Shares of each stockholder equal to the product of (A) the Cash Proration Factor and (B) the total number of Parent Share Election Shares of such holder (rounded up to the nearest whole number), will be converted into the right to receive the Cash Price Per Share (and a Cash Election will be deemed to have been made with respect to such Shares); and
          (iv) each Parent Share Election Share of each stockholder as to which a Cash Election is not deemed made pursuant to Section 2.4(c)(iii) (other than Shares to be canceled pursuant to Section 2.3(b) and any Dissenting Shares) will be converted into the right to receive the Stock Price Per Share.
          (d) If either the tax opinion of Parent’s counsel referred to in Section 7.3(d) or the opinion of the Company’s counsel referred to in Section 7.2(d) cannot be rendered (as reasonably determined by such counsel) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income Tax principles relating to reorganizations under Section 368(a) of the Code, then the Share Election Number will be increased to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.
     2.5 Election Procedures; Allocation of Merger Consideration.
          (a) An election form and other appropriate and customary transmittal materials (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of such Certificates to the Exchange Agent or, in the case of Company Shares represented by book-entry Uncertificated Shares, upon adherence to the procedures set forth therein) in such form as Parent may specify and as may be reasonably acceptable to the Company (the “Form of Election”) and pursuant to which each stockholder of the Company (including each holder of restricted Company Shares) as of the close of business on the Record Date may make an election pursuant to this Section 2.5, will be mailed as part of the letter of transmittal (the “LT”) included with the Proxy Statement/Prospectus or at such other time as the Company and Parent may agree

(the date on which such mailing is commenced or such other agreed date, the “Mailing Date”) to each holder of record of Company Shares (including restricted Company Shares) as of the close of business on the record date for notice of the Company Stockholders Meeting (the “Record Date”).
          (b) Each Form of Election will permit the holder of Company Shares (or the beneficial owner through appropriate and customer documentation and instructions), other than any holder of Dissenting Shares, to specify, subject to Section 2.3(d), Section 2.4 and this Section 2.5, (i) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Price Per Share (a “Cash Election”) and (ii) the number of Shares which such holder desires to exchange for the right to receive Stock Price Per Share (a “Parent Share Election”). Any Cash Election or Parent Share Election will be referred to herein as an “Election,” and will be made on the Form of Election. Holders of record who hold Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders, but only one such Form of Election for each such beneficial holder.
          (c) Any Company Shares with respect to which the Exchange Agent has not received an effective, properly completed Form of Election on or before 5:00 p.m., New York time, on the third Business Day preceding the date of the Company Stockholders Meeting (or such other time and date as the Company and Parent may agree) (the “Election Deadline”) (other than any Company Shares that constitute Dissenting Shares as of such time) will be deemed to be “Non-Election Shares.” Notwithstanding any other provision hereof, but subject to Section 2.4, each Company Share that is a Non-Election Share or a Dissenting Share will be deemed to be a Company Share with respect to which a Cash Election has been made.
          (d) Parent will make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Shares between the Record Date and the close of business on the business day prior to the Election Deadline, and the Company will provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
          (e) Any such election will be deemed to have been properly made only if the Exchange Agent has actually received a properly completed Form of Election by the Election Deadline. A Form of Election will be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated Company Shares covered by such Form of Election or (ii) in the case of book-entry Uncertificated Shares, any additional documents specified by the procedures set forth in the Form of Election, together with a duly executed LT included in the Form of Election. Any Form of Election may be revoked or changed by the person submitting such Form of Election prior to the Election Deadline. In the event any Form of Election is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election will become Non-Election Shares and Parent will cause the Certificates, if any, representing the Company Shares to be promptly returned without charge to the person submitting the Form of Election upon written request to that effect from the holder who submitted the Form of Election, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable Company Shares. Subject to the terms of this Agreement and of the Form of Election, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Forms of Election, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election.
     ^2.6 Surrender of Certificates.
          (a) Exchange Agent. Prior to the ^Mailing Date, Parent shall appoint one or more bank or trust companies maintaining offices in the United States ^mutually acceptable to Parent and the Company to act as exchange agent (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent.
          (b) Parent to Provide Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Article II, (i) the Certificates representing aggregate shares of Parent Common Stock ^issuable pursuant to Section 2.3 and (ii) cash in an amount sufficient for payment in respect of the aggregate Cash Price Per Share and for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 2.3(e) and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section ^2.6(d) (collectively, the “Exchange Fund”). In the event that the shares and/or cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to ^Sections 2.3(e) and ^2.6(d)), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration, cash ^payments and Parent Common Stock and any dividends or other distributions contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated hereby. Except as contemplated by this Section ^2.6, the Exchange Fund shall not be used for any other purpose. Amounts of cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Shares; and (ii) such investments shall be in obligations of or guaranteed by the United States or America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent.
          (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but no later than three (3) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of one or more certificates (each, a “Certificate”) or uncertificated Company Shares (“Uncertificated Shares”) that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive Merger Consideration pursuant to Section 2.3^ (other than, if applicable, any holder which has previously and properly surrendered all of its Certificate(s) to the Exchange Agent pursuant to Section 2.5): (i) an LT in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Uncertificated Shares shall pass, only upon delivery of the Certificate or the Uncertificated Shares to the Exchange Agent), that shall also be in such form and have such other provisions as Parent and the Company may reasonably specify, (ii) instructions for use in effecting the surrender of the Certificate or the transfer of Uncertificated Shares in exchange for the Merger Consideration^. Upon (x) surrender of Certificates for cancellation to the Exchange Agent or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, together with such ^LT, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section ^2.6(d), and the Certificates so surrendered or the Uncertificated Shares so transferred shall forthwith be canceled. Until so surrendered or canceled, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which the Company Shares theretofore represented by such Certificates shall have been converted pursuant to Section 2.3, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e) and any dividends or other distributions pursuant to Section ^2.6(d).
          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date at or after the Effective Time will be paid to the holders of any unsurrendered Certificate or untransferred Uncertificated Shares with respect to the shares of Parent Common Stock represented thereby until the surrender of such Certificate or transfer of such Uncertificated Share in accordance with this Section ^2.6. Subject to applicable Law, following surrender of any such Certificate or transfer of any such Uncertificated Share, the Exchange Agent shall promptly deliver to the record holder thereof, without interest, whole shares of Parent Common Stock issued in exchange therefor along with payment of the amount of cash, if any, into which the aggregate number of Company Shares previously represented by such Certificate surrendered or Uncertificated Share transferred shall have been converted pursuant to this Agreement, cash payable in lieu of fractional shares pursuant to Section 2.3(e) and the amount of any such dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
          (e) Transfers of Ownership. If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 2.3, any cash in lieu of fractional shares of Parent Common Stock payable to the holder thereof pursuant to Section 2.3(e) and any dividends or other distributions payable to the holder thereof pursuant to Section ^2.6(d).
          (g) Required Withholding. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including ^any withholding provision of the Internal Revenue Code of 1986 (the “Code”) and the Treasury regulations promulgated thereunder)^. To the extent amounts are deducted or withheld pursuant to this Section ^2.6, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts shall be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof shall be provided to the applicable holder of Company Shares. Any purported withholding of Taxes from payments or other deliveries made in accordance with the provisions of this Agreement, the amount of which was forwarded to the relevant Governmental Entity, shall not be deemed a breach of this Agreement and the amount so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, notwithstanding that withholding of Taxes might have not been required. Any holder or former holder of Company Shares or Company Stock Options that instructed Parent or the Exchange Agent to sell any part of the shares of Parent Common Stock due to such holder shall have no claim against Parent or the Exchange Agent and/or their officers or directors with respect to such sale, including the timing of such sale, the price received for the sold shares or the transaction costs.
          (h) Termination of Exchange Fund. Promptly following the date that is one year after the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Company Share may surrender or transfer, as applicable, such Company Share to Parent or the Surviving Corporation and (subject to abandoned property, escheat and other similar Laws) receive in consideration therefor the Merger Consideration into which such Company Shares shall have been converted pursuant to Section 2.3, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e) and any dividends or other distributions pursuant to Section ^2.6(d), in each case without interest, but such holder shall have no greater rights against Parent or the Surviving

Corporation than may be accorded to general creditors of Parent or the Surviving Corporation under applicable Law.
          (i) No Liability. Notwithstanding anything to the contrary in this Section ^2.6, neither the Exchange Agent, Parent nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     ^2.7 Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares. At the Effective Time: (a) the share transfer books of the Company shall be deemed closed, and no transfer of any Company Shares or certificates with respect thereto shall thereafter be made or consummated; and (b) all holders of Company Shares shall cease to have any rights as ^stockholders of the Company except for any right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e) and any dividends or other distributions pursuant to Section ^2.6(d). ^The Merger Consideration issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.3(e) or ^2.6(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.
     ^2.8 Stock Options; SARs; Restricted ^Stock.
          (a) Stock Options. ^At the Effective Time, each outstanding option or right to acquire Company Shares^, if exercisable (a “Company Stock Option”), ^will be canceled at, the Effective Time, ^and the holder thereof will, subject to Section 2.6(g), be entitled to receive an amount in cash equal to the product of ^(i) the excess, if any, of (A) the Cash Price Per Share over (B) the exercise price per Company Share ^subject to such Company Stock Option ^and (ii) the total number of Company Shares subject to such fully vested and exercisable Company Stock Option as in effect and to the extent exercisable immediately prior to the Effective Time (^the “Option Consideration”); provided, however, that if the Option Consideration is zero or a negative number, such Company Stock Option will be canceled and no amount will be paid in respect thereof. The Option Consideration will be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten Business Days following the Effective Time.
          (b) SARs. By virtue of the Merger, each stock appreciation right granted under the applicable Company Stock Plan that is exercisable immediately prior to the Effective Time, (the “SARs”) will be canceled at, the Effective Time, and the holder thereof will, subject to Section 2.6(g), be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (A) the Cash Price Per Share over (B) the exercise price per share of the Company Shares subject to such SAR and (ii) the total number of Company Shares subject to such exercisable SARs as in effect immediately prior to the Effective Time (the “SARs Consideration”). The SARs Consideration will be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten Business Days following the Effective Time.
          (^c) Restricted ^Stock. Each outstanding ^share of restricted ^stock shall be treated as an outstanding Company Share, subject to the provisions of ^the applicable Company Stock Plan.

          ^
          (d) Board Resolutions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, will adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.8 including all necessary action to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, and all Company Stock Plans or other Company Employee Plans conferring any rights to Company Shares or other capital stock of the Company will be deemed to be amended to be in conformity with this Section 2.8.
     ^2.9 ^Certificate of Incorporation, By-Laws and Directors and Officers of the Surviving Corporation.
          ^
          (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended by virtue of the Merger in the form set forth on Exhibit A and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such certificate of incorporation.
          (b) At the Effective Time, the by-laws of the Surviving Corporation will be in the form set forth on Exhibit B and will be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.
          (^c) Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the ^certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the ^certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly appointed.
     ^2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby, the officers and directors of either the Surviving Corporation or Parent may take any and all such lawful and necessary action.
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     ^2.11 Tax Treatment. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated thereunder. Each Party, to the extent it is required to make any filings, agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by Law.
     2.12 Appraisal Rights/Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders of the Company who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Cash Price Per Share, without any interest thereon, upon surrender, in the manner provided in Article II, of the Certificate or Certificates that formerly evidenced such Shares.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (c) At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since December 31, 2009 (the “Company SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 and 3.20, or (b) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:
     3.1 Organization, Standing and Power. Each of the Company and each Significant Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company and each Significant Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its ^certificate of incorporation and by-laws as amended through the date of this Agreement (together, the “Company Charter Documents”) and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement.
     3.2 Company Subsidiaries.
          (a) All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Schedule, are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens.
          (b) Except for its interests in the Company’s wholly-owned Subsidiaries and except for the ownership interests set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

     3.3 Authority; Execution and Delivery; Enforceability.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, ^subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholder meeting duly called and held for such purpose (the “Company Stockholder Approval”). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of the Company, at a meeting duly called and held in compliance with the requirements of the ^DGCL, has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its ^stockholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; ^(iii) determined to recommend that the ^stockholders of the Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”)^; and (iv) adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Law that would otherwise apply to the Merger or any of the other Transactions, including Section 203 of the DGCL.
     3.4 Capital Structure.
          (a) The ^authorized^ share capital of the Company consists of ^350,000,000 Company Shares and 25,000,000 shares of preferred stock, $0.01 par value (“Company Preferred Stock”). At the close of business on June 23, 2011, (i) ^53,885,888 Company Shares and no shares of Company Preferred Stock were issued and outstanding, ^(ii) no Company Shares and Company Preferred Stock were held by the Company in its treasury, and (^iii) ^7,551,337 Company Shares were reserved for issuance under Company Employee Plans, of which ^5,424,567 were subject to outstanding options or the grant of rights to purchase Company Shares, ^819,616 were restricted Company Shares and ^1,307,154 Company Shares were available for future option or restricted share grants. Except as set forth above, at the close of business on June 23, 2011, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the ^DGCL, the Company Charter Documents or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities,

“phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.
          (b) The Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option or restricted Company Share as of June 23, 2011: (i) the name of the grantee; (ii) the particular plan, if applicable, pursuant to which such award was granted, (iii) the number of Company Shares subject to such award; (iv) the exercise price, if any, of such award; (v) the date on which such award was granted; (vi) the applicable vesting schedule, including the vesting commencement date and any accelerated vesting provisions; and (vii) the date on which such award expires. The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Effective as of the Effective Time, each outstanding award of restricted Company Shares then outstanding shall become fully vested and all restrictions therein shall lapse. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted (^A) in compliance with all applicable securities laws and other applicable Laws and (^B) in material compliance with all applicable requirements set forth in the Company Employee Plans.
     3.5 No Conflicts; Consents.
          (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i)(A) the Company Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of the Company, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b)^, any material Law applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) ^The execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby do not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws (“Blue Sky Laws”), ^the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the ^required approvals of this Agreement by the Company’s ^stockholders pursuant to ^the rules and regulations of Nasdaq^, the ^filing of the appropriate merger documents as required by the DGCL or the DLLCA, and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
          ^
     3.6 SEC Documents; Undisclosed Liabilities.
          (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.
          (b) As of its respective date, each Company SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed with the SEC has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Company SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     (d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a -15(f) and 15d -15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.
     (e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
     3.7 Absence of Certain Changes or Events. Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     3.8 Material Contracts.
          (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Company Disclosure Schedule sets forth a true and correct list of:
          (i) each Contract to which the Company or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another Person; or (C) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or
          (ii) each Contract to which the Company or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect (whether before or after the Effective Time).
Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Company Material Contracts”.
          (b) A true and correct copy of each Company Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, and none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Company Material Contract, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     3.9 Intellectual Property.
          (a) To the Knowledge of the Company, the Company and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries. The Company Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable and none of such Company Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of the Company as currently conducted. All application and maintenance fees for such Company Intellectual Property for which the Company has applied for or received registration from any Governmental Entity have been paid in full and are current.
          (b) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person. Section 3.9(b) of the Company Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two (2) years prior to the date hereof. Neither the Company nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Company Intellectual Property.
          (c) The Company and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of the Company and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement or the Company and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or its Subsidiary and assigns to the Company or its applicable Subsidiary all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with the Company or the applicable Subsidiary of the Company. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.
          (d) The Company and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Company Software Products. Except as set forth on Section 3.9(d) of the Company Disclosure Schedule or otherwise in the ordinary course of their respective businesses, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or one of its Subsidiaries.
          (e) Neither the Company nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Company Software Products, to any other Person. Immediately following the Effective Time, the Surviving Corporation shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Company Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to the Company prior to the Effective Time. Neither this Agreement nor the Merger will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.
          (f) The Company and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or its Subsidiaries (the “Company Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company Systems, and (ii) no material failures or interruptions in the Company Systems for the two (2) years prior to the date hereof. All Company Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.
          (g) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by the Company or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, the Company and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of the Company or its Subsidiaries or compliance by the Company or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by the Company will comply in all material respects with the Company’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).
          (h) Except as set forth on Section 3.9(h) of the Company Disclosure Schedule, no government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.
          (i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) there are no defects in any of the Company Software Products that would prevent the same from performing substantially in accordance with its user specifications, and (ii) all Company Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.

          (j) To the Knowledge of the Company, in no case does the Company’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Company Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Company Software Products or Intellectual Property without charge.
          (k) During the preceding two (2) years, neither the Company nor any of its Subsidiaries has received any warranty or indemnity claims related to the Company Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two (2) years, neither the Company nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Company Software Products for amounts in excess of $250,000 over the Company’s accounting reserves under GAAP, with respect to any specific customer.
          (l) The Company and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of the obligations of the Company under this Agreement, in breach of any license, sublicense or other agreement relating to Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by the Company will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s or its Subsidiaries’ rights to any Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Intellectual Property.
     3.10 Certain Business Practices. Neither the Company nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.
     3.11 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company is not a party to any rights plan or “poison pill.” The approvals of the Board of Directors of the Company referred to in Section 3.3(b) constitute approvals of the Merger and the other transactions contemplated hereby under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the other transactions contemplated hereby and such that no stockholder of the Company immediately prior to the Effective Time will become an “interested stockholder” of Parent for purposes of Section 203 following the Effective Time as a result of the Merger or the other transactions contemplated hereby.
     ^
     3.12 Taxes.

          (a) Each of the Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by the Company or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by the Company or any of its Subsidiaries and (iii) the keeping of books and records, except to the extent any failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) The most recent financial statements contained in the Company SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There is no audit, proceeding or investigation now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset and neither the Company nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
          (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes.
          (d) The Company has no reason to believe that any conditions exist that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (e) Neither the Company nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.
     3.13 Benefit Plans. From the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth on the Company Disclosure Schedule, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, with the Company Pension Plans, any Company “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Company International Employee Plans and the Company Employment Agreements, the “Company Employee Plans”), excluding standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000. As of the date of this Agreement, other than as set forth on the Company Disclosure Schedule, there are no employment, consulting, severance or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits to employees with a value of less than $100,000) between the Company or any of its Subsidiaries and any current or former employee, executive officer or director of the Company or any of its Subsidiaries (collectively, the “Company Employment Agreements”), nor does the Company or any of its Subsidiaries have any general severance plan or policy. For purposes of this Agreement, “Company International Employee Plan” shall mean each Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any Company ERISA Affiliate, whether informally or formally, or with respect to which Company or any Company ERISA Affiliate will or may have any liability, for the benefit of Company Employees who perform services outside the United States.^
     3.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.
          (a) The Company Disclosure Schedule contains a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Employee Plans (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000) maintained, or contributed to, by the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”) for the benefit of any current or former employees, consultants, officers or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability. Each Company Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material

Adverse Effect on the Company. No proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Employee Plans that would reasonably be expected to have a Material Adverse Effect on the Company.
          (b) All Company Pension Plans (other than a Company International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.
          (c) No Company Pension Plan (other than a Company International Employee Plan), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company. None of the Company Pension Plans (other than a Company International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Company Employee Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer or fiduciary of the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Company Employee Plans (other than a Company International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Employee Plan during the last five years. Neither the Company nor any Company ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Company International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Company Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Company Pension Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.
          (d) With respect to any Company Employee Plan that is an employee welfare benefit plan, (i) no such Company Employee Plan (other than a Company International Employee Plan) is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Company Employee Plan (other than a Company International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the

Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Company Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Company Employee Plan (other than a Company International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of the Company or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.
          (e) Except as set forth in the Company Disclosure Schedule, (i) the consummation of the Merger alone, or in combination with any other event, will not give rise to any liability under any Company Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger or any other transaction contemplated hereby by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (f) Each Company International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or its Company ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
          (g) The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, other than legally-mandated plans, programs and arrangements and each Company Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (vi) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such outstanding application.
     3.15 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.
     3.16 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, order or decree outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     3.17 Compliance with Applicable Laws. To the Knowledge of the Company, the Company and its Subsidiaries are, and during the two (2) years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     3.18 Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
     3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. substantially to the effect that, as of the date of such opinion and subject to the limitations and assumptions set forth therein, the ^Merger Consideration is fair, from a financial point of view, to the holders of Company Shares (other than holders entering into voting agreements and their respective Affiliates). The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent for informational purposes only.

     3.20 Vote Required. The ^only vote of the ^holders of any class or series of capital stock of the Company necessary or required in order to approve this Agreement, or to approve or permit the consummation of the Merger and the other transactions contemplated by this Agreement is the Company Stockholder Approval.
     3.21 Related Party Transactions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, no Related Person of the Company (i) has any right or other interest in any property used in, or pertaining to, the Company’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with the Company; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which the Company is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of the Company; and (vi) has any claim or cause of action against the Company or any of its Subsidiaries. The Company is not a guarantor or indemnitor of any material indebtedness of any Related Person of the Company.
     ^
     ^
     ^3.22 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each insurance policy of the Company or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.
     ^3.23 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:
          (a) the Company and its Subsidiaries are now, and have been during the five (5) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written communication from a Person that alleges that the Company or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;
          (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

          (c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and
          (d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.
     ^3.24 No Additional Representations and Warranties. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of Parent or its Subsidiaries.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by Parent with the SEC since December 31, 2009 (the “Parent SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 4.1, 4.3, 4.4(a), 4.7, 4.18, ^and ^4.19, or (b) the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     4.1 Organization, Standing and Power. Each of Parent and Merger Sub and each Significant Parent Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Parent and Merger Sub and each Significant Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended through the date of this Agreement (as so amended, the “Parent Certificate”), and the By-laws of Parent, as amended through the date of this Agreement (together with the Parent Certificate, the “Parent Charter Documents”) and the comparable charter and organizational documents of Merger Sub and each Significant Parent Subsidiary, in each case as amended through the date of this Agreement. Merger Sub is a wholly-owned direct Subsidiary of Parent.

     4.2 Parent Subsidiaries.
          (a) All the outstanding shares of capital stock of Merger Sub and each other Subsidiary of Parent have been validly issued and are fully paid and nonassessable and, except as set forth in the Parent Disclosure Schedule, are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than Permitted Liens.
          (b) Except for its interests in Parent’s wholly-owned Subsidiaries and except for the ownership interests set forth in the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
          (c) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the transactions contemplated hereby to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
     4.3 Authority; Execution and Delivery; Enforceability.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub^. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of Parent, at a meeting duly called and held in compliance with the DGCL, has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement^.
          (c) The Board of Directors of Merger Sub has by unanimous written consent: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and its ^stockholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement^. Parent, as sole ^stockholder of Merger Sub, has approved this Agreement.
     4.4 Capital Structure.
          (a) The authorized share capital of Parent consists of ^70,000,000 shares of Parent Common Stock and ^5,000,000 shares of preferred stock^ (“Parent Preferred Stock”). At the close of business on [June 23], 2011, (i) ^[33,416,569] shares of Parent Common ^Stock were issued and outstanding, (ii) no Parent Preferred Stock was issued and outstanding, (iii) [7,399,387] shares of Parent Common Stock ^were held ^in the Treasury of Parent^, ^(^iv) ^[5,600,000] shares of Parent Common Stock were reserved for ^future issuance pursuant to stock options and (v) [24,003,000] common stock warrants were issued and outstanding.1 Except as set forth above, at the close of business on [June 23], 2011, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the ^DGCL^, the Parent Charter Documents or any Contract to which Parent is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt or (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.
          (b) Except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, since December 31, 2010, neither Parent nor any of its Subsidiaries has issued any options to purchase Parent Common Stock (“Parent Stock Options”) or restricted shares of Parent Common Stock or granted any awards. Parent has made available to the Company accurate and complete copies of all equity plans pursuant to which Parent has granted any awards that are currently outstanding and the form of all equity award agreements. All shares of Parent Common Stock subject to issuance with respect to any award have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted (i) in compliance with all applicable securities laws and other applicable Laws and (ii) in material compliance with all applicable requirements set forth in the Parent Employee Plans.

[1]	Share numbers to be updated as of contract date.

          (c) The authorized capital stock of Merger Sub consists of ^one unit of membership interests, defined as common stock, which has been validly issued, ^is fully paid and nonassessable and ^is owned by Parent free and clear of any Lien.
     4.5 No Conflicts; Consents.
          (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the consummation of the Merger, the issuance of shares of Parent Common Stock in connection with the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i)(A) the Parent Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of Parent, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Law applicable to Parent or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) ^The execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation of the transactions contemplated hereby do not, and the performance of this Agreement and the transactions contemplated hereby by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, ^the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the ^rules and regulations of Nasdaq, the filing of the Certificate ^of Merger in accordance with Section ^264 of the DGCL and Section 18-209 of the DLLCA and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
          ^
     4.6 SEC Documents; Undisclosed Liabilities.
          (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.
          (b) As of its respective date, each Parent SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document filed with the SEC has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Parent SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
          (d) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Parent’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of Parent’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.
          (e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
     4.7 Absence of Certain Changes or Events. Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.
     4.8 Material Contracts.
          (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Parent Disclosure Schedule sets forth a true and correct list of:
          (i) each Contract to which Parent or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another Person; or (C) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or
          (ii) each Contract to which Parent or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, the Company or its Subsidiaries in any materially adverse respect (whether before or after the Effective Time).
Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Parent Material Contracts”.
          (b) A true and correct copy of each Parent Material Contract has previously been made available to the Company and each such Contract is a valid and binding agreement of Parent or its Subsidiary party thereto and, to the Knowledge of Parent, any counterparty thereto, and is in full force and effect, and none of Parent or its Subsidiaries nor, to the Knowledge of Parent, any other party thereto is in default or breach in any respect under the terms of any such Parent Material Contract, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     4.9 Intellectual Property.
          (a) To the Knowledge of Parent, Parent and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of

Parent and its Subsidiaries. The Parent Intellectual Property is, to the Knowledge of Parent, valid, subsisting and enforceable and none of such Parent Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of Parent as currently conducted. All application and maintenance fees for such Parent Intellectual Property for which Parent has applied for or received registration from any Governmental Entity have been paid in full and are current.
          (b) To the Knowledge of Parent, the operation of the business of Parent and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person. Section 4.9(b) of the Parent Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two (2) years prior to the date hereof. Neither Parent nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Parent Intellectual Property. To the Knowledge of Parent, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Parent Intellectual Property.
          (c) Parent and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of Parent and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, Parent or any of its Subsidiaries has entered into a valid and enforceable written agreement or Parent and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of Parent or its Subsidiary and assigns to Parent or the applicable Subsidiary of Parent all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with Parent or its applicable Subsidiary. To the Knowledge of Parent, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.
          (d) Parent and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Parent Software Products. Except as set forth on Section 4.9(d) of the Parent Disclosure Schedule or otherwise in the ordinary course of their respective businesses, neither Parent nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Parent Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of Parent or one of its Subsidiaries.
          (e) Neither Parent nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Parent Software Products, to any other Person. Immediately following the Effective Time, Parent and its Subsidiaries shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Parent Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to Parent and its Subsidiaries prior to the Effective Time. Neither this Agreement nor the Merger will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.
          (f) Parent and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by Parent or its Subsidiaries (the “Parent Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to Parent’s Knowledge, no material unauthorized intrusions or breaches of the security of the Parent Systems, and (ii) no material failures or interruptions in the Parent Systems for the two (2) years prior to the date hereof. All Parent Systems are sufficient for the conduct of the business of Parent and its Subsidiaries as currently conducted.
          (g) Except as would not reasonably be expected to have a Material Adverse Effect on the Parent, Parent and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by Parent or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, Parent and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of Parent or its Subsidiaries or compliance by Parent or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by Parent will comply in all material respects with the Parent’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).
          (h) No government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Parent Intellectual Property. To the Knowledge of Parent, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property, has performed services for the government, any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries.
          (i) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, to the Knowledge of Parent, (i) there are no defects in any of the Parent Software Products that would prevent the same from performing substantially in accordance with its user specifications, and (ii) all Parent Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.
          (j) To the Knowledge of Parent, in no case does Parent’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Parent Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Parent Software Products or Intellectual Property without charge.
          (k) During the preceding two (2) years, neither Parent nor any of its Subsidiaries has received any warranty or indemnity claims related to the Parent Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two (2) years, neither Parent nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Parent Software Products for amounts in excess of $^500,000 over Parent’s accounting reserves under GAAP, with respect to any specific customer.
          (l) Parent and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of the obligations of Parent under this Agreement, in breach of any license, sublicense or other agreement relating to Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by Parent will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Parent’s or its Subsidiaries’ rights to any Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Intellectual Property.
     4.10 Certain Business Practices. Neither Parent nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.
     4.11 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The ^approval of the Board of Directors of Parent referred to in Section 4.3(b) constitutes approval of the Merger and the other transactions contemplated hereby under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the other transactions contemplated hereby and such that no shareholder of the Company immediately prior to the Effective Time will become an “interested stockholder” of Parent for purposes of Section 203 following the Effective Time as a result of the Merger or the other transactions contemplated hereby.
     4.12 Taxes.
          (a) Each of Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Parent or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by Parent or any of its Subsidiaries and (iii) the keeping of books and records, except to the extent any failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) The most recent financial statements contained in the Parent SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There is no audit, proceeding or investigation now pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax asset and neither Parent nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is bound by any agreement with respect to Taxes.
          (d) Parent has no reason to believe that any conditions exist that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (e)^ To the Knowledge of Parent, neither Parent nor any of its ^Affiliates has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent (a) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (b) compliance by the parties with the “active trade or business test” set forth in Treasury Regulation Section 1.367(a)-3(c)(3).
     4.13 Benefit Plans. From the date of the most recent audited financial statements included in the Parent SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth on the Parent Disclosure Schedule, there has not been any adoption or amendment in any material respect by Parent or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries (collectively, with the Parent Pension Plans, any Parent “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Parent International Employee Plans and the Parent Employment Agreements, the “Parent Employee Plans”), excluding standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and standard severance agreements with employees entered into in the ordinary course of business consistent with past practice. As of the date of this Agreement other than as set forth on the Parent Disclosure Schedule, there are no employment, consulting, severance (other than standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law) between Parent or any of its Subsidiaries and any current or former employee, executive officer or director of Parent or any of its Subsidiaries (collectively, the “Parent Employment Agreements”), nor does Parent or any of its Subsidiaries have any general severance plan or policy. For purposes of this Agreement, “Parent International Employee Plan” shall mean each Parent Employee Plan and each government-mandated plan or program that has been adopted or maintained by Parent or any Parent ERISA Affiliate, whether informally or formally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any liability, for the benefit of Parent Employees who perform services outside the United States.
     4.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.
          (a) The Parent Disclosure Schedule contains a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Parent Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Parent Employee Plans (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) maintained, or contributed to, by Parent or any of its Subsidiaries or any entity that would be treated as a “single employer” with Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (“Parent ERISA Affiliate”) for the benefit of any current or former employees, consultants, officers or directors of Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries could have any direct or contingent liability. Each Parent Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. No proceeding has been threatened, asserted, instituted or, to the Knowledge of Parent, is anticipated against any of the Parent Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Parent Employee Plans that would reasonably be expected to have a Material Adverse Effect on Parent.
          (b) All Parent Pension Plans (other than a Parent International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Parent Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.
          (c) No Parent Pension Plan (other than a Parent International Employee Plan), had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Parent Pension Plans (other than a Parent International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Parent, any of its Subsidiaries, any officer of Parent or any of its Subsidiaries or any of the Parent Employee Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any of its Subsidiaries or any officer or fiduciary of Parent or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Parent Employee Plans (other than a Parent International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Employee Plan during the last five years. Neither Parent nor any Parent ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Parent International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Parent Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Parent Pension Plan subject to Title IV of ERISA and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.
          (d) With respect to any Parent Employee Plan that is an employee welfare benefit plan, (i) no such Parent Employee Plan (other than a Parent International Employee Plan)

is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Parent Employee Plan (other than a Parent International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Parent Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Parent Employee Plan (other than a Parent International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of Parent or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.
          (e) Except as set forth in the Parent Disclosure Schedule, (i) the consummation of the Merger alone, or in combination with any other event, will not give rise to any liability under any Parent Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of Parent or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger or any other transaction contemplated hereby by any employee, officer, director or independent contractor of Parent or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (f) Each Parent International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent from terminating or amending any Parent International Employee Plan at any time for any reason without liability to Parent or its Parent ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
          (g) Parent has provided or made available to Company correct and complete copies of: (i) all documents embodying each Parent Employee Plan, other than legally-mandated plans, programs and arrangements and each Parent Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan; (iv) if Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; and (vi) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such outstanding application.
     4.15 Labor and Employment Matters. Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of Parent or any of its Subsidiaries. Except as set forth in the Parent Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of Parent, is anticipated with respect to any employee of Parent or any of its Subsidiaries, (ii) there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of Parent, anticipated with respect to any employee of Parent or any of its Subsidiaries, (iii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) Parent and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.
     4.16 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any material judgment, order or decree outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent.
     4.17 Compliance with Applicable Laws. To the Knowledge of Parent, Parent and its Subsidiaries are, and during the two (2) years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
     4.18 Brokers. No broker, investment banker, financial advisor or other Person, other than ^Wells Fargo Securities, ^LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
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     ^
     ^4.19 Issuance of Parent Common Stock. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger to the holders of Company Shares hereunder will be duly authorized, validly issued, fully paid and nonassessable and not subject to statutory preemptive rights.

     4.20 Funds. Parent has delivered to the Company a true, complete and correct copy of the executed commitment letter from Wells Fargo Bank, N.A. (collectively, the “Financing Commitments”) pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement. None of the Financing Commitments has been amended or modified prior to the date of this Agreement and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted) and engagement letters with respect to the financing contemplated by the Financing Commitments, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding of the Financing that would adversely affect the availability of such financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Financing Commitments, other than as expressly set forth therein. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, Parent has no reason to believe that any of the conditions to the financing contemplated by the Financing Commitments applicable to it will not be satisfied. Assuming such financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have at and after the Closing funds sufficient to (a) pay all amounts required to be paid by Parent or Merger Sub pursuant to this Agreement and (b) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with such financing.
     ^4.21 Related Party Transactions. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent, no Related Person of Parent (i) has any right or other interest in any property used in, or pertaining to, Parent’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with Parent; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Parent or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which Parent is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to Parent or any of its Subsidiaries nor does Parent or any of its Subsidiaries owe any amount to, or has Parent or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of Parent; and (vi) has any claim or cause of action against Parent or any of its Subsidiaries. Parent is not a guarantor or indemnitor of any material indebtedness of any Related Person of Parent.

     ^4.22 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, each insurance policy of Parent or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Parent nor any of Parent’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.
     ^4.23 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent:
          (a) Parent and its Subsidiaries are now, and have been during the five (5) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any written communication from a Person that alleges that Parent or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;
          (b) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries;
          (c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and
          (d) neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries.
     ^4.24 No Additional Representations and Warranties. Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.
ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Business by the Company. Except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization^, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent company, and (B) the previously^ announced quarterly cash dividend of $0.10 per share payable with respect to the Company Shares to the holders of record on June 22, 2011, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
          (b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Shares upon the exercise of Company Stock Options by any employee, officer or director of the Company outstanding on the date of this Agreement and in accordance with their present terms;
          (c) amend the Company Charter Documents or other comparable charter or organizational documents of any Subsidiary of the Company;
          (d) in any single transaction or series of related transactions having a purchase price (including any assumed debt) in excess of $2 million in the aggregate, acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;
          (e) (i) subject to Section 5.1(b), grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or to the extent required under existing Company Employee Plans or existing Company Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $200,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Company Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Employee Plan;
          (f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;
          (g) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice and sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;
          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;
          (i) make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business or capital expenditures that are contemplated by the Company’s annual budget for 2011 and capital expenditure plan for 2012 which have been made available to Parent) that are in excess of $2.5 million in the aggregate;
          (j) with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among the Company and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property or Company Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;
          (k) make or change any material Tax election or settle or compromise any Tax liability or claim in excess of $1 million in the aggregate;
          (l) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or that do not exceed $1 million individually or in the aggregate, (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company and (iii) are with respect to ordinary course customer disputes;
          (m) enter into any new line of business outside of the Company’s existing business;
          (n) take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
          (o) authorize any of, or commit or agree to take any of, the foregoing actions.
For purposes of this Section 5.1, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 5.1 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 5.1. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     5.2 Conduct of Business by Parent. Except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
          (b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options by any employee, officer or director of Parent outstanding on the date of this Agreement and in accordance with their present terms;
          (c) amend the Parent Charter Documents or other comparable charter or organizational documents of any Subsidiary of Parent^;
          (d) in any single transaction or series of related transactions having a purchase price (including any assumed debt) in excess of $^4 million in the aggregate, acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole;
          (e) (i) subject to Section 5.2(b), grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of Parent or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or to the extent required under existing Parent Employee Plans or existing Parent Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $^400,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Parent Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Parent Employee Plan;
          (f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;
          (g) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, except licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice and sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowing incurred in the ordinary course of business consistent with past practice;
          (i) make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business or capital expenditures that are contemplated by Parent’s annual budget for 2011 and capital expenditure plan for 2012 which have been made available to the Company) that are in excess of $^5 million in the aggregate;
          (j) with respect to any Parent Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among Parent and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of Parent or any of its Subsidiaries in any Parent Intellectual Property or Parent Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which Parent or any of its Subsidiaries has trade secret or equivalent rights within the Parent Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;
          (k) make or change any material Tax election or settle or compromise any Tax liability or claim in excess of $^2 million in the aggregate;
          (l) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Parent SEC Documents or that do not exceed $^2 million individually or in the aggregate, (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of Parent and (iii) are with respect to ordinary course customer disputes;
          (m) enter into any new line of business outside of Parent’s existing business;
          (n) take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
          (o) authorize any of, or commit or agree to take any of, the foregoing actions.
For purposes of this Section 5.2, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 5.2 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 5.2. Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI.
ADDITIONAL AGREEMENTS
     6.1 Proxy Statement/Prospectus; Parent Stockholders Meeting; Other Filings.
          (a) As promptly as practicable after the execution and delivery of this Agreement, Parent shall prepare and file with the SEC in preliminary form of a prospectus and proxy statement on a registration statement on Form S-4 relating to the ^issuance of shares in the Merger and Company Stockholder Approval (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, is referred to herein as the “Proxy Statement/Prospectus”). The ^parties shall promptly provide to Parent all such information concerning its business and financial statements and affairs and other information required to be included in a proxy statement by SEC rules and as reasonably may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto(“Company Information”), and the Company shall cause its counsel and auditors to cooperate with counsel and auditors of Parent in the preparation of the Proxy Statement^/Prospectus. The Company shall cause^, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the ^Company Stockholders Meeting, the Company Information and any other information supplied by the Company for inclusion in the Proxy Statement/Prospectus to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Parent shall cause the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information the Company Information or any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Parent ^and the Company shall notify each other promptly upon the receipt of any comments or written communication from the SEC or its staff or any other government officials with respect to, and of any request by the SEC or its staff or any other government officials for amendments or supplements to, the Proxy Statement/Prospectus or any Other Filing, or for additional information with respect thereto, and shall supply ^each other with copies of all correspondence between ^the other party or any of its Representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement/Prospectus or any Other Filing. Each of Parent and the Company shall allow the ^other party and its Representatives to participate in any meetings, telephone calls or similar communications between the other party or its Representatives ^and the SEC or its staff or any other government officials with respect to the Proxy Statement/Prospectus or any Other Filing. Parent and the Company shall respond to, and use ^their respective reasonable best efforts to address, any comments of the SEC with respect to the Proxy Statement/Prospectus as promptly as practicable after receipt thereof and cause the SEC to confirm that it has no further comments on the Proxy Statement/Prospectus and declare the registration statement containing the Proxy Statement/Prospectus effective, in each case as soon as reasonably practicable.
          (b) ^The Company will, as promptly as practicable following the date hereof, duly call, give notice of, and, in accordance with the requirements of applicable Law, convene and hold a meeting of its stockholders (the “^Company Stockholders Meeting”) for the purpose of ^obtaining Company Stockholder Approval. Subject to Section ^6.4(e), the Board of Directors of ^the Company shall cause the Proxy Statement/Prospectus to include the ^Company Recommendation. ^The Company shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of ^Company Stockholder Approval. The Company may adjourn or postpone the ^Company Stockholders Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement^/Prospectus to the Company’s stockholders in advance of a vote on ^Company Stockholder Approval; or (ii) if, as of the time for which the ^Company Stockholders Meeting is originally scheduled, there are insufficient ^Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the ^Company Stockholders Meeting.
          ^
          (^c) As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act or any other federal, non-United States or related Law, or pursuant to the requirements of any stock market or stock exchange, relating to the Merger and the other transactions contemplated by this Agreement (the “Other Filings”). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments or other communication from any government officials and of any request by any government officials for amendments or supplements to any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any Other Filing.
          (^d) Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or any other Governmental Entity (and all information that it supplies for inclusion in such filing by the other party) to comply as to form and substance in all material respects with applicable Law, including, as applicable, (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq^. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document, the Company or the Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with any government officials, and/or mailing to the ^stockholders such amendment or supplement. All filings by Parent and by the Company with the SEC ^in connection with the transactions contemplated hereby, including any amendments or supplements thereto, shall be made only upon the receipt of the prior review and approval thereof by the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed).
          (e) The Proxy Statement/Prospectus will contain (i) the recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the Company Stockholder Approval and (ii) the determination of the Board of Directors of the Company that the Merger is advisable and in the best interests of the stockholders, except, in each case, to the extent that the Board of Directors of the Company has withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 6.4(e). Except as otherwise provided in Section 6.4(e), the Board of Directors of the Company (or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the Company Stockholder Approval or otherwise, inconsistent with the Company Recommendation, (ii) approve, endorse or recommend any Company Acquisition Proposal, or (iii) enter into a written definitive agreement providing for a Company Acquisition Transaction.
          ^
          ^
          ^
          ^
          ^
          ^6.2 Notification. Each of Parent and the Company shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section ^6.2 shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the conditions set forth in Article VII or otherwise limit or affect the remedies available.
          ^
          ^
          ^~~take, or cause to be taken, all actions and to do, or cause to be done, all things~~^
          ^
          ^
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     ^6.3 Confidentiality; Access to Information. The parties hereto acknowledge and agree that the Company and Parent have previously executed a Non-Disclosure Agreement, entered into on or about ^October 22, ^2010 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue to be in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and the Company will afford the other parties hereto and the other parties’ accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as the other may reasonably request. Each of the parties hereto will hold, and will cause its accountants, counsel and other Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would be reasonably likely to result in a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Company or Parent, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section ^6.3), would be reasonably likely to result in a risk of a loss of attorney-client or other similar privilege to such party or any of its Subsidiaries or would be reasonably likely to result in a violation of any applicable Law. No information or knowledge obtained by a party hereto in any investigation pursuant to this Section ^6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
     ^6.4 Non-Solicitation by the Company.
          (a) The Company agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) except in connection with a Company Change of Recommendation pursuant to Section ^6.4(e), approve, endorse or recommend any Company Acquisition Proposal, or (v) except in connection with a Company Change of Recommendation pursuant to Section ^6.4(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Company Acquisition Transaction; provided, however, that this Section ^6.4 shall not prohibit (A) the Board of Directors of the Company or any committee thereof, directly or indirectly through any officer, employee or Representative, prior to obtaining the ^Company Stockholder Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Company Acquisition Proposal that the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Company Superior Offer if (1) the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (2) such Company Acquisition Proposal did not result from a material breach of this Section ^6.4, (3) prior thereto the Company has given Parent the notice required by Section ^6.4(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Non-Disclosure Agreement; or (B) the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such statement or disclosure would reasonably be expected to be a violation of applicable Law; provided that the Board of Directors of the Company may make a Company Change of Recommendation only in accordance with Section ^6.4(e).
          (b) The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). The Company shall keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.
          (c) Upon the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person that relate to any Company Acquisition Proposal and shall use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within twelve (12) months prior to the date hereof.
          (d) Except as otherwise provided in Section ^6.4(e), the Board of Directors of the Company (or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the ^Company Stockholder Approval or otherwise, inconsistent with the Company Recommendation, (ii) approve, endorse or recommend any Company Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Company Change of Recommendation”) or (iii) enter into a written definitive agreement providing for a Company Acquisition Transaction.

          (e) The Board of Directors of the Company or any committee thereof may at any time prior to receipt of the ^Company Stockholder Approval (i) effect a Company Change of Recommendation in respect of a Company Acquisition Proposal, and/or (ii) if it elects to do so in connection with or following a Company Change of Recommendation, terminate this Agreement pursuant to Section 8.1(d)(iii) in order to enter into a written definitive agreement providing for a Company Acquisition Transaction, if (and only if): (A) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn; (B) the Board of Directors of the Company or such committee thereof determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Board of Directors of the Company or such committee thereof determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; (D) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action(such 5-Business Day period, the “Notice Period”), which notice shall include the information with respect to such Company Superior Offer that is specified in Section ^6.4(b) (it being understood that any material revision or amendment to the terms of such Company Superior Offer shall require a new notice and, in such case, all references to five (5) Business Days in this Section ^6.4(e) shall be deemed to be two (2) Business Days); and (E) at the end of the ^Notice Period described in clause (D), the Board of Directors of the Company or such committee thereof again makes the determination in good faith after consultation with outside legal counsel and a financial advisor (after negotiating in good faith with Parent and its Representatives if requested by Parent during ^the Notice Period regarding any adjustments or modifications to the terms of this Agreement proposed by Parent and taking into account any such adjustments or modifications) that the Company Acquisition Proposal continues to be a Company Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.
          (f) During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. During such period, the Company or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.
          ^
          ^
          ^

          ^
          ^~~(or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the ^or (iii) enter into a written definitive agreement providing for a~~^
          ^~~in good faith after consultation with outside legal counsel and a financial advisor that ^would be reasonably likely to result in a breach of its fiduciary duties under applicable Law~~^
          ^
     ^6.5 Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things under such party’s control or which such party is required to do under this Agreement, or is necessary to do, to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated hereby, including: (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, (ii) obtaining all necessary consents, approvals or waivers from third parties in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the obligations set forth in this Section ^6.5, and except as expressly permitted by this Agreement, neither Parent nor the Company shall, nor shall Parent or the Company permit any of its Subsidiaries or controlled Affiliates to, knowingly or intentionally take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, including any action that would make it more likely that any of the conditions to the consummation of the transactions contemplated hereby would not be satisfied, including the receipt of any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; provided, however, that nothing in this Section ^6.5 shall require any party hereto to waive any condition set forth in Article VII.
          (b) Each of the parties hereto shall, (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file with the FTC and the DOJ, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any legal deadline, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other Antitrust Laws. Each of the parties hereto shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Laws. Each of the parties hereto shall promptly and timely respond to a request for additional information from the DOJ or the FTC, and shall certify compliance with a request for additional information no later than 60 days after its receipt.
          (c) Each of the parties hereto shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Merger and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request. Each of the parties hereto shall use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the transaction contemplated by the Agreement so as to enable the closing of the contemplated transaction to occur expeditiously. Each of the parties hereto shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the transaction contemplated would violate any Law, or any regulation or rule of any Governmental Entity, in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary, or permanent) that would restrain or prevent consummation of the transaction. Each of the parties hereto commits to instruct its counsel to cooperate with each other party hereto and its counsel and use reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates. Such reasonable best efforts and cooperation shall include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such antitrust authority.
          (d) Each party hereto shall (i) give the other parties prompt notice of the commencement of any legal or other proceeding by or before any Governmental Entity (including the FTC, the DOJ and the SEC) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) promptly inform the other parties of any communication with any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iii) keep the other parties informed as to the status of any such proceeding or communication. Each party hereto shall consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding or communication relating to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any such proceeding relating to any such Governmental Entity, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference or telephone call relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.
          (e) ^For purposes of this Section 6.5, Parent’s “reasonable best efforts” will include an obligation of Parent and its Subsidiaries to license, franchise, divest or hold separate any business locations or business lines of the Company, Parent or their respective Subsidiaries, or to take any similar measure, reasonably necessary to secure approval under the HSR Act and the any other Antitrust Laws (each, a “Divestiture Action”); provided, however, that notwithstanding the foregoing “reasonable best efforts” or any ^provision ^to the contrary^ in ^this Agreement will not require Parent or the its Subsidiaries to license, franchise, divest or hold separate any business locations or business lines of the Company, Parent or their respective Subsidiaries that produced aggregate gross revenues in an amount in excess of $[___] million (“Divested Revenues”) for Parent, the Company and their respective Subsidiaries during calendar year 2010, calculated in accordance with GAAP, on a basis consistent with the accounting principles used in preparing their respective calendar 2010 financial statements included in the Company SEC Documents or Parent SEC Documents, as applicable. For the avoidance of doubt, in calculating Divested Revenues, only the business locations (or in the case of ^an entire business line, the business locations within such business line) for which a Divestiture Action is taken, will be included. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties will cause their respective proper officers and directors to use their reasonable best efforts to take all such action.
     ^6.6 Public Disclosure. Except with respect to any (a) Company Change of Recommendation undertaken pursuant to, and in accordance with, Section ^6.4, so long as this Agreement is in effect, the parties hereto shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including Nasdaq^) (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.
     ^6.7 Takeover Laws. Each of the Company and its Board of Directors and Parent and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby (including the acquisition of shares of Parent Common Stock), use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable and such shares may be held on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby (including the ownership of such shares without limitation, including following the Effective Time).
     ^6.8 Indemnification.

          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all current and former directors, officers and employees, as the case may be, of the Company and its Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Company and its Subsidiaries, on the other hand, in effect immediately prior to the Effective Time, and any indemnification provisions under the Company Charter Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.
          (b) Prior to the Effective Time, the Company will endeavor to enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, for a period of seven years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event shall Parent be required to expend annually more than 250% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth on Section ^6.8(b) of the Company Disclosure Schedule) and, if the cost for such coverage is in excess of such amount, Parent shall be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.
          (c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section ^6.8.
          (d) The obligations of Parent and the Surviving Corporation under this Section ^6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section ^6.8 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section ^6.8 applies shall be third party beneficiaries of this Section ^6.8.
          (e) Parent shall assume, be jointly and severally liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained herein without limit as to time. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. The rights of each indemnitee and/or Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter Documents or the comparable charter or organizational documents of any Subsidiary of the Company, or any other indemnification arrangement or otherwise.
     ^6.9 Nasdaq Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on Nasdaq or on such other national securities exchange as the Parent Common Stock is listed. ^
     ^6.10 Employee Matters.
          (a) It is Parent’s and the Company’s intention that, for a period of one (1) year following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Post-Merger Employee”) and individuals who are employed by Parent or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries following the Effective Time shall be provided with salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) they received prior to the Effective Time, it being understood that Parent shall review the salaries and benefits of its and its Subsidiaries’ employees from time to time in order to determine the most appropriate way to compensate and incentivize Post-Merger Employees, and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of Parent from time to time
          (b) It is Parent’s and the Company’s intention that, each Post-Merger Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation, or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Post-Merger Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable Company Employee Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section ^6.10 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.
          (c) In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, it is Parent’s and the Company’s intention that Parent shall use its reasonable best efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.
          (d) Nothing in this Section ^6.10, express or implied, shall confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section ^6.10, express or implied, shall be construed to prevent Parent from terminating or modifying to any extent or in any respect any benefit plan that Parent may establish or maintain. Notwithstanding anything to the contrary contained in this Section ^6.10, nothing contained in this Agreement shall be treated as an amendment to any Company Employee Plan or creation of an employee benefit plan.
     ^6.11 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that the conversion of Shares into shares of Parent Common Stock in the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section ^6.11. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Shares pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For the purposes of this Agreement, “Section 16 Information” shall mean information that is accurate in all material respects and provides reasonably specific details regarding the identity of the Company Insiders and the number of Company Shares held by each such Company Insider to be exchanged for Parent Common Stock in the Merger; and “Company Insiders” shall mean those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Effective Time and who are listed in the Section 16 Information.
     ^6.12 Stockholder Litigation. Each party hereto shall promptly advise the other orally and in writing of any litigation commenced or threatened in writing to be commenced by any stockholder of such party against such party and/or any of its directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep the other party fully informed regarding any such litigation. Each party shall give the other the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation, shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

     ^
     6.13 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
     6.14 Financing.
          (a) Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to obtain the Financing. If any portion of the financing contemplated by the Financing Commitments becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Parent will use its reasonable best efforts to arrange and obtain alternative Financing from alternative sources in an amount sufficient to consummate the Transactions upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Financing Commitments as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date.
          (b) Prior to the Effective Time, upon the request of Parent, the Company will, and will instruct its Subsidiaries and its and their directors, officers and other Representatives to, cooperate reasonably with Parent in connection with the Financing, including by (i) making senior management of the Company available to participate in meetings and road shows, if any, (ii) providing on a timely basis information reasonably requested by Parent relating to such financing, (iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements), (iv) assisting in a timely manner in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, (v) providing such assistance as Parent may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for Parent from Moody’s Investor Services, Inc., (vi) obtaining the consent of, and customary comfort letters from, PricewaterhouseCoopers LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Parent’s use of the Company’s financial statements, (vii) using commercially reasonable efforts to ensure that the syndication effort of the lenders to Parent benefit materially from the existing lending relationships of the Company, and (viii) providing such other financial information and documents as may be reasonably requested by Parent for such financing, including (A) confirmation of public or non-public nature of information provided, (B) closing certificates and documents and information necessary to facilitate the pledge of collateral (including the release of any encumbrances on the assets of the Company), and (C) providing such documentation and other information to Parent’s lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Without limiting the generality or effect of the foregoing, all financial and other projections concerning the Company that are made available by the Company to Parent after the date of this Agreement will be prepared in good faith and will be based upon assumptions that are reasonable at the time made. Notwithstanding the foregoing, (1) such requested cooperation will not unreasonably interfere with the ongoing operations of the Company and (2) the Company will not be required to pay any commitment or other similar fee or incur any other liability in connection with such financing prior to the Effective Time. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their logos and on such other customary terms and conditions as the Company may reasonably impose.
          (c) Subsequent Financial Statements. The Company will, if it determines that doing so is practicable, prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, furnish drafts of such documents to Parent, it being understood that Parent will have no liability by reason of such consultation.
     6.15 Comfort Letters. In connection with the information regarding the Company, Parent and their respective Subsidiaries or the Merger provided by the Company or Parent, as the case may be, specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, each party will use all reasonable best efforts to cause to be delivered to the other party a letter of its independent public accounting firm, dated the date on which the Proxy Statement/Prospectus will become effective and addressed to Parent or the Company, as applicable, in form and substance reasonably satisfactory to Parent and the Company, as applicable, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Proxy Statement/Prospectus.
     6.16 Tax-Free Reorganization. Prior to the Effective Time, each of Parent and the Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VII.
CONDITIONS TO THE MERGER
     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:
          ^
          (a) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated by the SEC.

          (b) No Order; Antitrust Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including any injunction or other order, whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. The waiting period under the HSR Act shall have expired or been terminated, and all approvals under any other Antitrust Laws required to be obtained prior to the consummation of the Merger or in connection with the other transactions contemplated hereby shall have been obtained.
          (c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          ^
          ^
          (^d) Nasdaq Listings. The shares of Parent Common Stock issuable to the Company’s ^stockholders in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq or on such national securities exchange as Parent Common Stock is then listed.
     7.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.3, 4.4(a), 4.4(c), 4.7, 4.18^ and ^4.19 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (i) for de minimis inaccuracies, and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (ii) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.
          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.

          (c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to Parent, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.
          ^
          ^
          (^d) Federal Tax Opinion. The Company shall have received the opinion of ^[__________], in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of the Company and Parent, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 7.2(^d), ^[__________] may require and rely upon representations contained in certificates of officers of the Company and Parent.
     7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 and 3.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except in either case contemplated by this clause (i) for de minimis inaccuracies, and (ii) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (ii) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and each of Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

          (c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to the Company, and Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.
          (d) Federal Tax Opinion. Parent shall have received the opinion of ^Jones Day, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of the Company and Parent, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 7.3(d), ^Jones Day may require and rely upon representations contained in certificates of officers of the Company and Parent.
ARTICLE VIII.
TERMINATION
     8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after receipt of the ^Company Stockholder Approval:
          (a) by mutual written consent of Parent and the Company;
          (b) by either the Company or Parent if:
          (i) the Merger shall not have been consummated prior to March 31, 2012 (as may be extended pursuant to this Section 8.1(b)(i), the “Termination Date”); provided, however, that (A) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before such date, and (B) if, on the initial Termination Date set forth above, the expiration or termination of any applicable waiting period or any required clearances under the HSR Act or any other Antitrust Laws ^shall not have been obtained but all other conditions to the consummation of the transactions contemplated by Article VII have been satisfied (or if to be satisfied at the Closing, are capable of being satisfied), then the initial Termination Date shall be automatically extended, without further action by the parties hereto, to be June 30, 2012; and provided further that (x) any purported termination of this Agreement by Parent pursuant to this Section 8.1(b)(i) shall be deemed a termination of this Agreement by the Company pursuant to Section 8.1(d)(i) if, at the time of any such intended termination by Parent, the Company is entitled to terminate this Agreement pursuant to Section 8.1(d)(i), and (y) any purported termination of this Agreement by the Company pursuant to this Section 8.1(b)(i) shall be deemed a termination of this Agreement by Parent pursuant to Section 8.1(c)(i) if, at the time of any such intended termination by the Company, Parent is entitled to terminate this Agreement pursuant to Section 8.1(c)(i);

          (ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including an injunction or other order) or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Law (including any such injunction or other order) or other action shall have become final and nonappealable;or
          ^
          (^iii) the ^Company Stockholder Approval shall not have been obtained at the ^Company Stockholders Meeting (or any adjournment thereof);^
          (c) by Parent, if:
          (i) (A) the Company shall have effected a Company Change of Recommendation, whether or not permitted by the terms hereof; (B) the Company shall have delivered a notice to Parent of its intent to effect a Company Change of Recommendation in accordance with Section ^6.4(e); (C^) following the request in writing by Parent, the Board of Directors of the Company shall have failed to reaffirm publicly the Company Recommendation within five (5) Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; provided, however, that Parent shall only be entitled to make such a written request for reaffirmation (and the Company shall only be required to reaffirm publicly the Company Recommendation) an aggregate of three (3) times and thereafter an additional one time for each new Company Acquisition Proposal and an additional one time for each material amendment to any Company Acquisition Proposal; or (^D) the Company shall have breached, in any material respect, the provisions of Section 6.6;^
          (ii) there shall have been a breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.3, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(^i) or if Parent is otherwise in material breach of its obligations hereunder; or
          ^
^
          (d) by the Company, if:
          ^

          (^i) there shall have been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by Parent or Merger Sub of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(^i) shall not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder;
          (^ii) the Company effects a Company Change of Recommendation to accept a Company Acquisition Proposal in accordance with Section ^6.4(e), provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(^ii) shall not be available to the Company unless the Company pays or has paid the Company Termination Fee to Parent in accordance with Section 8.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); it being understood that the Company may enter into any agreement providing for a Company Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 8.1(d)(^ii).
     A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors of such party.
     8.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force and effect, except (i) the proviso of Section 6.2 and each of this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement and (ii) subject to Section 8.3(f) nothing herein shall relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that is a consequence of an act or failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would, or would be reasonably expected to, cause a breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     8.3 Fees and Expenses.
          (a) Other than as specifically provided in this Section 8.3 or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

          (b) Parent shall pay to the Company the Parent Termination Fee if this Agreement is terminated as followsif (i) this Agreement is terminated pursuant to Section 8.1(b)(i), (ii) at the time of such termination the condition set forth in the second sentence of Section 7.1(b) has not been satisfied or the Financing is not available to Parent, (iii) all other conditions set forth in Sections 7.1, 7.2 and 7.3 shall have been satisfied or waived at the time of termination of this Agreement, other than such conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied or has been waived, and (iv) Parent or Merger Sub do not have the right (whether or not exercised) to terminate this Agreement except pursuant to Section 8.1(b)(i), in which case Parent will pay the Parent Fee to the Company within two Business Days of such termination.
          ~~(b) Parent shall pay to the Company the Parent Termination Fee if this Agreement is terminated as follows~~^
          ^
          ^
          ^
          (c) The Company shall pay to Parent the Company Termination Fee if this Agreement is terminated as follows:
          (i) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then the Company shall pay the entire Company Termination Fee by the second Business Day following such termination;
          (ii) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(^ii), then the Company shall pay to Parent the entire Company Termination Fee upon such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); or
          (iii) (A) if this Agreement is terminated (1) by Parent pursuant to Section 8.1(c)(ii), (2) by the Company or Parent pursuant to Section 8.1(b)(iii) or (3) by the Company or Parent pursuant to Section 8.1(b)(i), and in any such case of (1), (2) or (3) above, a Company Acquisition Proposal (including a previously communicated Company Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to receipt of the ^Company Stockholder Approval, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (B) if within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee (less any amounts already paid by the Company, if any, pursuant to Section 8.3(d))

by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction; provided, however, that, solely for purposes of this Section 8.3(c)(iii), references in the definition of “Company Acquisition Transaction” to twenty percent (20%) shall be deemed to mean fifty percent (50%).
          (d) If this Agreement is terminated pursuant to Section 8.1(b)(iii) in circumstances under which the provisions of Section 8.1(c)(i) are inapplicable, then the Company shall pay to Parent an amount equal to $3,000,000 by the second (2nd) Business Day following such termination.
          ^
          (^e) All amounts paid pursuant to this Section 8.3 shall be by wire transfer of immediately available funds to an account directed by the party hereto entitled to payment as long as such account has been identified by such party. Each party hereto agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to pay for such amounts, then the party failing to pay such amounts shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.
          (f) Notwithstanding anything to the contrary in this Agreement, (i)(A) the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.3(b) will be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the financing sources under the Financing Commitments and any of their respective former, current or future equity holders, Affiliates or Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.3(b) and, upon payment of such amounts, none of Parent, Merger Sub, the financing sources under the Financing Commitments or any of their respective equity holders, Affiliates or Representatives will have any further liability or obligation relating to or arising out of this Agreement or the Transactions or in respect of any other document or theory of Law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, and (B) in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.3(b), the

Company agrees that the maximum aggregate liability of Parent, Merger Sub and the financing sources under the Financing Commitments will be limited to an amount equal to the amount of the Parent Termination Fee, and in no event will the Company seek to recover any money damages in excess of such amount, and (ii) if Parent has the right to receive the Company Termination Fee from the Company pursuant to Section 8.3(c), the Company Termination Fee will, subject to Section 9.11, be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, the Company Subsidiaries and any of their respective former, current or future equity holders, Affiliates or Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to or associated with such termination, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current or future equity holders, Affiliates or Representatives will have any further liability or obligation relating to or arising out of any such loss.
ARTICLE IX.
GENERAL PROVISIONS
     9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate and be of ^no further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing shall survive the Closing.
     9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission, by reliable overnight delivery service (with proof of service) or hand delivery (provided that any notice received on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days), addressed as follows (or at such other address, email address or facsimile number for a party as shall be specified by like notice):
          (a) if to Parent or Merger Sub, to:
[_________________]
[_________________]
[_________________]
Attention: [_________________]
Facsimile: [_________________]
Email: [_________________]
^
^
^
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with a copy (which shall not constitute notice) to each of:
^
^Jones Day
^222 East 41st Street^
^New York,^ New York 10017
Attention: ^Robert A. Profusek
                  Marilyn W. Sonnie
Facsimile: ( ^212) ^755- ^7306
^
^
^
^
^
^
^
^
Email: ^raprofusek@jonesday.com
           mwsonnie@jonesday.com
if to the Company, to:
[_________________]
[_________________]
[_________________]
Attention: [_________________]
Facsimile: [_________________]
Email: [_________________]
^
^
^
^
^
^
^
with a copy (which shall not constitute notice) to each of:
^Hogan Lovells US LLP
^Columbia Square
555 Thirteenth Street, NW
^Washington, ^DC 20004
Attention: ^Daniel Keating
^
Facsimile: (^ 202)^ 637- ^5910

^
^
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^
^
^
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^
^
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Email: ^daniel.keating@hoganlovells.com
     9.3 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP, as applicable; and (vii) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto.^
     9.4 Headings; Table of Contents. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.5 Mutual Drafting. The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.6 Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Disclosure Schedule. The disclosure of any matter in any section of a party’s Disclosure Schedule shall be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter on a party’s Disclosure Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement
     9.7 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
     9.8 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) the third party beneficiaries contemplated by Section ^6.8, (ii) the right of the Company, on behalf of its ^stockholders, to pursue damages (including damages for the loss of economic benefits) on their behalf in the event of Parent’s breach of this Agreement, provided that this right may be exercised only by the Company, (iii) from and after the Effective Time, the right of the holders of Company Shares and Company Stock Options to receive the applicable Merger Consideration or other consideration to be paid hereunder as set forth in Article II, and (iv) the ^financing sources and their respective successors, legal representatives and permitted assigns with respect to their respective rights under Sections 8.3(f), 9.14 and 9.15, nothing in this Agreement shall confer upon any other Person any rights or remedies hereunder.
     9.9 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after ^the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq ^require further approval of the ^stockholders of ^the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the ^stockholders of ^the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.
     9.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible
     9.11 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s ^stockholders) will be deemed cumulative with and not exclusive of ^any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with ^the terms ^hereof and that the parties ^will be entitled to ^specific performance of the terms hereof, in addition to any other remedy at Law or equity; provided, however, that, notwithstanding anything in this Agreement to the contrary, the right of the Company to obtain an injunction, specific performance or other equitable relief to prevent breaches of this Agreement (i) will be limited to seeking an injunction to specifically enforce the obligations of Parent and Merger Sub set forth in Section 6.5 and Section 6.15(a) and (ii) will in no event be available in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(b). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 9.11 on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 9.14 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.12 Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction ^.

     9.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.^
     9.15 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FINANCING COMMITMENTS OR THE ACTIONS OF BUYER, MERGER SUB, THE FINANCING SOURCES UNDER THE FINANCING COMMITMENTS OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

^[PARENT]
By: ^
Name: ^
Title: ^

^

[MERGER SUB]
By: ^
Name: ^
Title: ^

^[COMPANY]
By: ^
Name: ^
Title: ^

{Signature Page to Agreement and Plan of Merger and Reorganization}